EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos. 333-179409 and 333-205421) and Form S-3 (File No. 333-211247) of our reports dated February 28, 2017 relating to the consolidated financial statements and financial statement schedule of EPAM Systems, Inc. and subsidiaries and the effectiveness of the EPAM Systems, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of the EPAM Systems, Inc. and subsidiaries for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, PA
February 28, 2017